Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS 2013 FINANCIAL RESULTS

AND PROVIDE A CLINICAL AND FUNDING UPDATE

Tuesday, April 1, 2014

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s 2013 financial results and clinical and funding update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’s Chief Financial Officer, please go ahead.

Barry Jenkins

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced our 2013 financial results and filed our Form 10-K. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, April 1, 2014. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chief Executive Officer, Joseph Chiarelli.

Joe Chiarelli

Thanks Barry. Good morning everyone and thank you for joining us.

We have made great strides in achieving the goals that we set for SANUWAVE for the following twelve months after I joined the company at the end of February 2013. Our management team has accomplished much in a difficult environment and I want to publically thank them and our entire staff for their effort and dedication to moving SANUWAVE forward so that our technology can be ubiquitous within healthcare. I’ll briefly touch on a few of the key points while the rest of our team expands on them.

First, regarding our current Phase III U.S. clinical trial that uses our lead device, the dermaPACE®, in patients with Diabetic Foot Ulcers (DFUs). We currently have over 90% of the minimum required patients enrolled in the trial. The severity of the weather – snow, ice storms, and extreme cold at many of our trial site locations during 1Q14 seriously affected the rate of screening, run in, and subsequent enrollment. This was a significant factor in not meeting our objective of minimum enrollment by the end of the quarter. But - screening, run in, and randomization have increased as the weather has improved so we expect to enroll to our minimum quite soon. We continue to expect FDA approval in 2015 assuming we meet our primary endpoint.

Dan Jorgensen, our CMO, will discuss the trial in more depth later in our presentation.

Second – funding. We have raised or converted into common stock almost $14.5 million during the last twelve months – this includes our recent $10.1 million transaction in March. We now have sufficient funds to FDA approval – assuming the FDA has a reasonable review period – as well as to develop our growth strategies and accelerate moving to a national exchange. We appreciate the support and confidence that existing shareholders have shown throughout the past twelve months and welcome RA Capital’s support via this most recent transaction. It is our intention to do a conference call to update you on our goals and growth strategies in a few weeks.

Third, we have signed an agreement with Wirthlin-Dentons to help us in establishing distribution of the dermaPACE device in the GCC – Saudi Arabia, Kuwait, Bahrain, UAE, and Qatar. To put this opportunity in perspective - the incident of diabetes as a percentage of the population in this area is double that of the United States and over $70 billion is spent annually in treating this condition. We expect initial device placement in this region sometime in 2014. This region will add to our more than 160 devices in major countries around the world. We continue to actively work with our distributors in South Korea, Australia/New Zealand, and Europe to increase device use. This has been a slow process but we are making progress. We’ll have more about the GCC and our other distributors as the year progresses.

Pete Stegagno will review international later in the call.

Last point – patents and non-healthcare uses of the device. During the year, we received additional patent protection for the use of our devices and technology in cardiovascular treatments and for blood sterilization. I want to emphasize that the work in these areas by our R&D team is not distracting the company from its focus on completing the dermaPACE trial. Iulian Cioanta will have more about the potential of these applications later in the call.

So, Barry will now provide more details around this as he now reviews the highlights of the financial results for 2013.

Barry Jenkins

Thank you, Joe.

Two weeks ago we strengthened our balance sheet significantly by completing a private placement with aggregate gross proceeds of $10.1 million from the sale of our stock and warrants, including the conversion of our outstanding convertible notes. As Joe noted, this transaction provides us the resources to get to FDA approval in 2015, assuming positive clinical results.

Looking back at 2013, we remained focused on keeping our cash expenses low while we pressed forward with the very important enrollment phase of the dermaPACE clinical study.

Revenue for 2013 was $800,000, compared with $769,000 for 2012, an increase of 4%. Revenue resulted primarily from sales in Europe, Asia and Asia/Pacific of our dermaPACE and orthoPACE devices and related applicators. The increase in revenue for 2013 is primarily due to an increase in sales of device applicators for 2013 as a result of more devices in use. Device applicators generate a significant recurring revenue stream as they must be refurbished after roughly every 3 to 4 months of usage. They also have high margins, which is why our gross margin increased to 76% in 2013, from 71% in 2012.

Research and development expenses increased by $500,000, or 30%, to $2.3 million for 2013 compared with $1.8 million for 2012, due to the costs for the dermaPACE clinical study which started patient enrollment in June 2013. This increase was offset by a decrease of $600,000, or 12%, in general and administrative expenses for 2013 which totaled $4.0 million, compared with $4.5 million for 2012. If you exclude non-cash stock-based compensation and the non-cash cost for stock issued for consulting services, general and administrative expenses decreased by $800,000, or 26%, to $2.3 million for 2013, as compared with $3.1 million for 2012. The decrease was primarily due to a reduction in headcount in November 2012 which resulted in a decrease in expenses in 2013, as compared with 2012.

Net loss for 2013 was $11.3 million, or ($0.40) per share, compared with a net loss of $6.4 million, or ($0.30) per share in 2012. The increase in the net loss of $4.9 million was a result of the increase in non-cash, below the line expenses of $5.6 million for 2013, as compared to 2012, for the accounting treatment of our $2.0 million senior secured notes which were converted to equity in July 2013. Our above the line operating loss was $6.0 million, compared with an operating loss of $6.1 million for 2012, due to the increase in the cost of the dermaPACE clinical study in 2013 offset by reductions in general and administrative head count starting in late 2012 as I previously discussed.

As of December 31, 2013, we had cash of $182,000, compared with $70,000 at the end of 2012. On March 17th we completed a private placement of securities for an aggregate total purchase price of $9.3 million. In addition, we raised $815,000 through the issuance of unsecured 18% convertible promissory notes in the first quarter of 2014, which by their terms, converted into equity at the same terms as the private placement on March 17th.

Looking at cash flow for 2013, net cash used by operating activities was $3.9 million, compared with $4.3 million for 2012, a decrease of 9%. Net cash provided by financing activities for 2013 was $4.0 million, which primarily consisted of the proceeds from the senior secured convertible promissory notes of $1.6 million, net proceeds from the July 2013 public offering of $1.5 million and proceeds from private offerings of $600,000.

We continue to project that our cash burn-rate from operations will be approximately $550,000 to $650,000 per month in the first half of 2014 which is the remainder of the enrollment period and the follow-up phase of the dermaPACE clinical trial.

Now, let me turn the call back to Joe Chiarelli for a business review.

Joe Chiarelli

Thank you, Barry. My preference is for each of the senior members of the management team to discuss their respective areas so now we’ll have Dan Jorgensen, MD, our Chief Medical Officer, walk you through the importance and status of the current dermaPACE trial.

Dan Jorgensen

Thank you, Joe.

In the last call, we gave an update on enrollment in the dermaPACE trial. We said we were on track to meet our minimum enrollment goal of 90 patients by the end of 1Q 2014. As Joe mentioned, we missed this goal—but not by much. Despite the impact of bad weather, and the typical slow-down around the Christmas holiday, we were remarkably close to meeting this goal. As of March 31st—the end of the first Quarter—we’ve enrolled over 90% of our 90 patient goal - and - we have several patients in the run-in period. Given enrollment patterns observed in this study, we expect to hit our 90 patient goal in a matter of weeks.

Enrollment is just one part of conducting a successful trial. However, there is a more important component—one that is more difficult to measure and less visible to the public - the quality of the study. In fact, both the FDA and healthcare providers focus almost exclusively on quality. Without quality, the FDA will not approve a device, nor will providers use the device. Quality is measured in many ways.

First and foremost, is the trial’s design. Our dermaPACE trial is a prospective, randomized, sham-controlled, double-blinded clinical study. It incorporates data from the original trial based on input and guidance from the FDA. This trial has the most rigorous trial design possible.

Second, learning from prior trials - to enhance the quality of this study, we have incorporated what was learned in the last study. Probably the most significant of these enhancements is the doubling of the number of dermaPACE applications, which should increase the complete closure difference between the dermaPACE and sham arms of the study at the 12-week primary endpoint.

Third, closely monitoring patient data. We are using the top investigators in the field, one of the leading CROs (CPC), and a highly skilled team of clinical research associates (CRAs), all of whom are experts in collecting and tracking data.

Fourth, adherence to the study protocol. The team has taken great care in screening and enrolling the most appropriate patients. In fact, medical experts review patient data - including digital photographs of wounds - prior to randomization, and at various times throughout the trial, to ensure adherence to the protocol.

Finally, patient retention. By retaining patients in the trial to the fullest extent possible, we can ensure a more complete study database. This provides greater confidence in the results of the study. For example, when necessary, sites are providing transportation for patients to return for their follow-up visits.

In summary, we are pleased by both the enrollment and the quality of the study.

Joe Chiarelli

Thanks, Dan. We believe that the quality and enrollment pace of the trial are due to the time Dan and Jennifer Peach have taken to work closely with the engaged sites, and the efforts made by those sites in conducting the trial.

Pete Stegagno, our VP of Operations and Regulatory Affairs, will summarize the progress we’ve made internationally.

Pete Stegagno

We wanted to bring you up to date on our progress in working with our distributors in Europe and the Far East as the potential for enhancing or initiating our market presence in these areas in 2014 is significant.

As stated in the previous Conference Call, The Korea Ministry of Food and Drug Safety approved orthoPACE for sale in South Korea in July 2013. Our distributor there has already made purchasing of orthoPACE devices as well as applicators. We have been working with our distributor to introduce a leasing program in this market. As Joe noted, progress has been slow and we will update you when we review SANUWAVE’s goals and strategies.

In Australia, Our exclusive distributor continues to work with key opinion leaders for dermaPACE. Several important wound care facilities have been using dermaPACE on a range of wounds and have been expressing satisfaction with the device’s performance and expect these users to present their case studies at an upcoming Australian Wound Management Association conference in May. Case studies continue to be developed for multiple wound indications in this market.

In February, we signed an agreement with Wirthlin, a Dentons Innovation Group Partnership to provide strategic advisory services and to establish a joint venture company that will license our dermaPACE device and create a sales and distribution system for the GCC – defined as the Kingdom of Saudi Arabia, United Arab Emirates, Kuwait, Qatar, and Bahrain. The joint venture arrangement expects to have a legal and organizational structure in place in 2014 with device rollout sometime thereafter. Again, we will provide greater detail in our business update.

We are also having productive discussions with our European distributors in Italy, Belgium and The Netherlands with regard to the possibilities of initiating collaborative efforts to expand their market penetration as well as supporting SANUWAVE’s on-going needs for clinical experience. As these discussions are slow to progress, we will provide additional detail when significant progress is made.

Joe Chiarelli

Thanks Pete. Our efforts in these countries have just begun and progress should accelerate as we proceed through 2014. To complete our presentation, we wanted to update you on our patents as we recently filed new patent applications and we expect to have two new patents issued in the near future. Also, Iulian will present some other activities that R&D is currently performing.

Iulian Cioanta

SANUWAVE now has now 38 patents or patent pending in its portfolio covering the application of shock waves for medical treatments, energy production, industrial water and food liquids cleaning, blood sterilization, and stem cells stimulation.

On the medical research front, we continue our collaboration with a group from Harvard University, which is performing stem cells studies using our devices. They had successful showed in both adult rat model and rabbit model that extracorporeal shock waves represent a rapid way of stimulating proliferation of the periosteal cambium cells from tibia, which are known as osteoprogenitor cells. This work has already been published in two peer reviewed journals by the Harvard team.

The ongoing research is focused on a larger animal model (goats) to demonstrate a similar in vivo (inside the body) stem cells proliferation, as observed in the rat and rabbit models. Furthermore, successful tests were conducted and continue to be performed on the harvested periosteal osteoprogenitor cells for in vitro (outside the body or laboratory/bench) proliferation and differentiation in specific body cells before implantation.

For human applications, this pre-clinical work represents the foundation for applying shock waves to noninvasive in vivo proliferation of cambium cells that produce a thickened periosteal layer. This thickened layer can be harvested as an autograph or as a source of progenitor cells for the treatment of bone loss, regrowing bone after tumor resection, and regenerating bone lost at sites of bone resorption.

On the non-medical front, we continue the assembly and testing of our mobile small scale model that can be easily transported and made operational in any third party testing facility or directly into the field, where the water cleaning process takes place.

Joe Chiarelli

Thanks, Iulian. All of our work in this area has been in-house and leveraged our existing knowledge and patents. Iulian and his team have done an excellent job of performing research activities, while staying within a very tight budget.

Just to refresh you on what we set out to accomplish in 2013/early 2014 -

●	Complete patient enrollment of the Supplemental Trial to obtain FDA approval for the use of the dermaPACE device to treat diabetic foot ulcers

●	Expand our distribution network in Europe, Asia, and the Pacific for the two approved devices – dermaPACE and OrthoPACE.

●	Identify opportunities for the use of our patented shockwave technology in other areas of regenerative medicine, in other areas of healthcare, and in industries outside of healthcare

●

Initiate discussions with companies and individuals to develop the appropriate channels and business models that can initiate our technology in those areas which can provide a satisfactory return to our shareholders based on risks taken.

I will stop here and the team is more than happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Joseph Chiarelli for closing remarks.

Joe Chiarelli

To close – we have achieved - or in the process of completing - all that we were striving to accomplish in 2013/early 2014 and we are laying the foundation for the next steps in SANUWAVE’s growth.

I want to thank you for joining the call this morning and have a good day.